Exhibit 10.14
HORIZON BANCORP
2005 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(Effective as of January 1, 2005)
Krieg DeVault LLP
One Indiana Square, Suite 2800
Indianapolis, IN 46204-2079
www.kriegdevault.com

HORIZON BANCORP
2005 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

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ARTICLE 1
INTRODUCTION
     Section 1.1 Purpose. The purpose of the Horizon Bancorp 2005 Supplemental Executive Retirement Plan (the “Plan”) is to provide certain management or highly compensated employees of Horizon Bancorp (the “Company”) and its Affiliates supplemental retirement benefits to help recompense the employees for benefits reduced under the Horizon Bancorp Employees’ Thrift Plan (the “Thrift Plan”) due to benefit limits imposed by the Internal Revenue Code of 1986, as amended (the “Code”) and to permit the deferral of additional compensation. It is the intention of the Company that the Plan constitute an unfunded arrangement maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for federal income tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and a deferred compensation arrangement that complies with Code Section 409A. Consequently, the Plan will be administered and its provisions interpreted consistently with that intention.
     Section 1.2 Effective Date; Plan Year. The “Effective Date” of the Plan is January 1, 2005. The “Plan Year” is the 12-month period beginning on each January 1 and ending on the next following December 31.
     Section 1.3 Administration. The Plan will be administered by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”). The Committee, from time to time, may adopt any rules and procedures it deems necessary or desirable for the proper and efficient administration of the Plan that are consistent with the terms of the Plan. Any notice or document required to be given or filed with the Committee will be properly given or filed if delivered to or mailed, by registered mail, postage paid, to the Compensation Committee of the Board of Directors, Horizon Bancorp, 515 Franklin Square, Michigan City, Indiana 46360, Attention: Human Resource Department.
     Section 1.4 Affiliates. Any corporation or trade or business whose employees are treated as being employed by the Company under Code Sections 414(b), 414(c), 414(m) or 414(o) (an “Affiliate”) may adopt the Plan with the Company’s consent in accordance with Section 9.1.
     Section 1.5 Supplements. The provisions of the Plan may be modified by supplements to the Plan. The terms and provisions of each supplement are a part of the Plan and supersede any other provisions of the Plan to the extent necessary to eliminate any inconsistencies between the supplement and any other Plan provisions.
     Section 1.6 Definitions. The following terms are defined in the Plan in the following Sections:

Term	Plan Section
Acceleration Event	4.7
Account	3.5
Adverse Benefit Determination	A-3
Affiliate	1.4
Benefit Claim	A-1

Term	Plan Section
Board	1.3
Claimant	A-1
Code	1.1
Committee	1.3
Company	1.1
Company Matching Contributions	3.3(a)
Compensation	3.1
Disabled	4.5(b)
Effective Date	1.2
Employee Deferral Contributions	3.1
ERISA	1.1
FICA Amount	4.7(c)
Identification Date	4.1(d)
Key Employee	4.1(d)
Matching Contribution	3.3(c)
Participant	2.2
Plan	1.1
Plan Year	1.2
Separation from Service	4.1(b)
Specified Employee	4.1(d)
Supplemental Contribution	3.4
Termination of Employment	4.1(b)
Thrift Plan	1.1
Unforeseeable Emergency	3.2(f)
ARTICLE II
ELIGIBILITY AND PARTICIPATION
     Section 2.1 Eligibility. Any salaried employee who is employed by the Company or Horizon Bank, N.A. or another “Affiliate” that has adopted the Plan under Article IX is eligible to become a “Participant” in the Plan provided the employee is designated as a Participant by the Committee in writing.
     Section 2.2 Participation. A designated employee will become a “Participant” as of the later of the Effective Date or the date specified by the Committee. A Participant may be removed as an active Participant by the Committee, effective as of any date, so that the Participant will not be entitled to accrue additional benefits under Sections 3.3 or 3.4 on or after that date.
ARTICLE III
CONTRIBUTIONS AND ALLOCATIONS
     Section 3.1 Employee Deferral Contributions. Subject to the terms and limitations of this Article, a Participant may elect, pursuant to Section 3.2, to have a portion of the Participant’s Compensation payable in any Plan Year withheld by the Company or an Affiliate and credited as an “Employee Deferral Contribution” under the Plan. The term “contribution” is used for ease of reference; however, contributions are merely credits to each Participant’s Account, which is a bookkeeping account.
     The term “Compensation,” for purposes of the Plan, means the total cash compensation paid to the Participant by the Company or an Affiliate during a Plan Year (including the compensation that, but for the deferral election made under this Section or an election made under a Code Section 125 Plan or the Thrift Plan would have been paid to the Participant) for services rendered as an employee, including overtime pay, commissions and bonuses, but excluding fringe benefits, welfare benefits, deferred compensation and reimbursements (including moving expenses) and expense allowances. Compensation does not include wages received upon the exercise by a Participant of a stock appreciation right received under any plan provided by the Company or its Affiliates.
     Section 3.2 Deferral Elections. Employee Deferral Contributions will be withheld from a Participant’s Compensation in accordance with the following terms and conditions.
(a)	Requirement for Deferral Elections. As a condition to the Company’s or an Affiliate’s obligation to withhold and the Committee’s obligation to credit Employee Deferral Contributions for the benefit of a Participant pursuant to Section 3.1, the Participant must complete and file a deferral election form with the Committee (in a format prescribed by the Committee).

(b)	Timing of Execution and Delivery of Elections. To be effective to defer any portion of a Participant’s Compensation, a deferral election form must be filed with the Committee on or prior to the last day of the calendar year preceding the Plan Year in which the services giving rise to the Compensation are performed. For example, to defer Compensation payable with respect to services performed during the 2007 Plan Year, an election must be filed on or before December 31, 2006.

(c)	Maximum Deferral. For Plan Years beginning on and after January 1, 2007, the Participant may elect to defer as an Employee Deferral Contribution for a Plan Year, up to 25 percent of the Participant’s Compensation. For Plan Years ending prior to January 1, 2007, the Participant could elect to defer an overall percentage (or dollar amount) which represented the total amount of deferrals to both the Thrift Plan and the Plan, and such amount could not exceed 75 percent of such Participant’s Compensation for such Plan Year.

(d)	Initial Eligibility. In the case of the first Plan Year in which an individual becomes a Participant, the deferral election form may be filed with the Committee at any time within 30 days of the date the individual becomes a Participant (rather than the date specified under subsection 3.2 (b)). This initial election will only apply to Compensation paid for services performed after the filing of the deferral election form. This special initial eligibility election rule will not apply if the Participant is or has been a participant in a deferred compensation arrangement required to be aggregated with the Plan under the rules of Code Section 409A.

(e)	Change of Deferral Elections. Subject to the provisions of subsection 3.2(f), once made, a deferral election will remain in effect for a Plan Year unless and until the election is revoked or a new election filed. The revocation or new election must be filed in accordance with the requirements of subsection 3.2(b). No deferral election may be changed for Compensation payable for a Plan Year after the last day of the election period described in subsection 3.2 (b). For example, except as provided in Section 3.2(f), any election in place for 2007 Compensation may not be changed after December 31, 2006.
(f)	Unforeseeable Emergency. The Committee, in its sole discretion, may cancel a Participant’s election to defer Compensation if the Committee determines the Participant has suffered an “Unforeseeable Emergency.” The cancellation will apply to the period after the Committee’s determination. The Participant must submit a signed statement of the facts causing the severe financial hardship and any other information required by the Committee, in its sole discretion. An “Unforeseeable Emergency” is a severe financial hardship of the Participant or beneficiary resulting from an illness or accident of the Participant or beneficiary, the Participant’s or beneficiary’s spouse, or the Participant’s or beneficiary’s dependent (as defined in Code Section 152(a)); loss of the Participant’s or beneficiary’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); imminent foreclosure of or eviction from the Participant’s primary residence; the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication; the need to pay for the funeral expenses of a spouse or a dependent (as defined in Code Section 152(a)) or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or beneficiary. An Unforeseeable Emergency will be deemed to occur if a Participant receives a hardship withdrawal from the Thrift Plan pursuant to Code Section 401(k) and Treasury Regulation Section 1.401(k)-1(d)(3).
     Section 3.3 Company Matching Contributions.
(a)	Amount of Company Matching Contribution. The Company and its Affiliates may, as determined by the Committee, in its sole discretion, make “Company Matching Contributions” to Participant Accounts each Plan Year, in an amount determined by the Committee in its sole discretion.

(b)	Allocation of Company Matching Contribution. Any Company Matching Contributions made under subsection 3.3(a) for a Plan Year will be allocated and credited to the Accounts of Participants, according to the Employee Deferral Contributions credited under Section 3.1 for the Plan Year.

(c)	Timing of Contribution. A Company Matching Contribution contributed for the benefit of a Participant for a Plan Year will be credited to a Participant’s Account monthly.

(d)	Maximum Company Matching Contribution. Company Matching Contributions made for the benefit of a Participant for any Plan Year will not exceed $25,000. This limit can be changed prior to the beginning of any Plan Year by Resolution of the Committee.

     Section 3.4 Supplemental Contributions. The Company and its Affiliates may, as determined by the Committee in its sole discretion, make “Supplemental Contributions” under the Plan, in accordance with subsections 3.4(a) and (b).
(a)	Amount of Contribution. The Company may, but is not required to, credit to a Participant’s Account such amount as the Committee may in its discretion determine from time to time, which amount will constitute a Supplemental Contribution under the Plan.

(b)	Timing of Contribution. A Supplemental Contribution may be credited to a Participant’s Account at any time.
     Section 3.5 Plan Account. The Committee will establish and maintain an “Account” under the Plan for each Participant and will increase and decrease a Participant’s Account as provided in Section 3.7.
     Section 3.6 Investment Credits.. A Participant’s Account will be increased or decreased to reflect the increase or decrease in the value of the Account established for the Participant. The amount of interest credited will be determined based on the investment earnings under the funding method(s) used by the Company pursuant to Section 7.2. However, if no such method is used, earnings and losses on the Participant’s Account will be determined by treating the Participant’s Account as if such balance were hypothetically invested in five-year U.S. Treasury Bonds, at the rate published in the Wall Street Journal as in effect as of the first business day of each calendar month, plus 200 basis points, but not to exceed 120% of the Applicable Long Term Federal rate for monthly compounding. In the event any Participant is entitled to a distribution of the Account under Article IV, the increase or decrease in the value of the Account will be allocated as of the last day of the month immediately preceding the month in which the payment to the Participant will be made.
     Section 3.7 Account Allocations. As of each accounting date, each Participant’s Account will be:
(i)	Increased by the amount credited to the Account under Sections 3.1, 3.3, 3.4 and 3.8 since the last accounting;

(ii)	Increased or decreased by the amount determined under Section 3.6 since the last accounting; and

(iii)	Decreased by any payment made under Article IV.
The accounting date under this Section will be any date determined by the Committee. However, the accounting required under this Section must be made, at a minimum, as of the last day of each Plan Year.
     Section 3.8 Allocation of Forfeitures The amount, if any, of a Participant’s Company Matching Contributions and Supplemental Contributions forfeited under Section 4.4 will revert to the Company and its Affiliates.
     Section 3.9 Military Service. Notwithstanding any provision of this Plan to the contrary, contributions and benefits with respect to qualified military service will be provided in accordance with Code Section 414(u).

ARTICLE IV
BENEFIT PAYMENTS
     Section 4.1 Time of Payment of Benefits. Except as provided in Sections 4.5 through 4.7, a Participant will receive or will begin to receive payment of his vested Account balance within 90 days following the date specified for payment or the commencement of payment effectively elected by the Participant, as provided in this Section.
(a)	Timing of Execution and Delivery of Payment Election. A Participant may elect the date his vested Account balance will be paid or will begin to be paid by completing and filing with the Committee a payment election form approved by the Committee. The specified date must be a date at least two years from the beginning of the Plan Year for which the first deferral under the Plan is made. To be effective, the election under this Section must be filed with the Committee no later than the later of: (i) the time the Participant first makes a deferral election under this Plan (or under any other plan required to be aggregated with this Plan pursuant to the requirements of Code Section 409A); or (ii) December 31, 2006. In lieu of specifying a date certain, a Participant may elect to have payment made or commenced within a specified period of time following the date the Participant experiences a Separation from Service (as defined in subsection 4.1(b)). If no date is specified, payment will be made or commenced within 90 days following the Participant’s Separation from Service.

(b)	Separation from Service. “Separation from Service” means the date on which the Participant dies, retires or otherwise experiences a Termination of Employment with the Company. Provided, however, a Separation from Service does not occur if the Participant is on military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six months, or if the leave is for a longer period, so long as the individual’s right to reemployment with the Company is provided either by statute or by contract. If the period of leave exceeds six months and the Participant’s right to reemployment is not provided either by statute or contract, there will be a Separation from Service on the first date immediately following such six-month period. A Participant will incur a “Termination of Employment” when a termination of employment is incurred under Proposed Treasury Regulation 1.409A-1(h)(ii) or any final version of such Proposed Regulation.

(c)	Change of Payment Election. An election as to the date payment will be made or commenced may be changed by a Participant by filing a new payment election form with the Committee; provided, however, that: (i) the new election will not take effect until at least 12 months after the date the new election is filed, (ii) the single lump-sum payment or the commencement of installment payments will be delayed for a period of not less than five years from the date the payment or first payment would otherwise have been made, and (iii) the new election is filed with the Committee at least 12 months prior to the date of the first scheduled payment under the Plan.

(d)	Suspension of Payments to Specified Employees. If a benefit is payable to a Participant under the Plan due to the Participant’s Separation from Service, for any reason other than death, and if at the time of the Separation from Service the Participant is a “Specified Employee,” payment of all amounts to the Participant under the Plan will be suspended for six months following the Participant’s Separation from Service. If the Participant elected to receive payment of his benefit in the form of installments, payment of any installments that the Participant was otherwise entitled to receive during the six-month suspension period will be accumulated and paid in the form of a lump sum on the first day following the six-month suspension period. The remainder of the Participant’s benefit will then continue distribution in the manner and at the time elected by the Participant. If the Participant elected to receive payment of his benefit in the form of a lump sum, he will receive payment of that amount on the first day following the six-month suspension period. If the Participant incurs a Separation from Service due to death, regardless of whether the Participant meets the definition of a Specified Employee, payment of his benefit will not be suspended.
(i)	A “Specified Employee” means a Participant who is a “Key Employee” at a time when the Company’s stock is publicly traded on an established securities market. A Participant will be a Specified Employee on the first day of the fourth month following any Identification Date on which the Participant is a Key Employee.

(ii)	A Participant is a “Key Employee” if at any time during the 12-month period ending on an “Identification Date” the Participant is: (A) an officer of the Company or an Affiliate having annual compensation greater than $130,000 (as adjusted in the same manner as under Code Section 415(d) except that the base period will be the calendar quarter beginning July 1, 2001, and any increase under this sentence which is not a multiple of $5,000 will be rounded to the next lower multiple of $5,000); (B) a five-percent owner of the Company; or (C) a one-percent owner of the Company having an annual compensation greater than $150,000. For purposes of determining whether a Participant is an officer under clause (A), nor more than 50 employees (or, if lesser, the greater of 3 or 10 percent of the employees) will be treated as officers, and those categories of employees listed in Code Section 414(q)(5) will be excluded.

(iii)	The Identification Date for purposes of this Plan is December 31 of each Plan Year.
     Section 4.2 Method of Payment. Except as provided in Sections 4.5 through 4.7, the balance of a Participant’s vested Account will be distributed in cash in one of the following methods effectively elected by the Participant:
(a)	A single lump sum payment;

(b)	Annual installment payments over a period of 3 to 12 years; or

(c)	A combination of the methods specified in subsections (a) and (b).

     Section 4.3 Method of Payment Elections.
(a)	Initial Election. A Participant may elect the manner in which his vested Account balance will be paid to him under Section 4.2 in accordance with the terms and conditions of this Section. To make an election, a Participant must file an election with the Committee (on a form or forms prescribed by the Committee). To be effective, the election under this Section must be filed with the Committee no later than the later of: (i) the time the Participant first makes a deferral election under the Plan (or under any other plan required to be aggregated with this Plan pursuant to the requirements of Code Section 409A); or (ii) December 31, 2006. If no election is made or if the election is not timely or properly made, distribution will be made in the form of three substantially equal annual installments.

(b)	Change of Method of Payment Election. An election as to the manner of payment may not be changed after the payment has been made or payments have commenced. Prior to that time, a Participant may change his election by filing a new election form with the Committee; provided, however, that: (i) the new election will not take effect until at least 12 months after the date the new election is filed; (ii) the single lump sum payment or the commencement of installment payments with respect to which such election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been made; and (iii) the new election is filed at least 12 months prior to the date of the first scheduled payment under the Plan.

(c)	Installments. If installment distributions are elected, the initial annual installment amount will be the Account balance otherwise payable in a single sum multiplied by a fraction, the numerator of which is one and the denominator of which is the total number of installment payments. Subsequent annual installments will also be a fraction of the unpaid Account balance, the numerator of which is always one but the denominator of which is the denominator used in calculating the previous installment minus one. For example, if five annual installment payments are elected, the initial installment will be one-fifth of the vested single sum Account balance, the second installment will be one-fourth of the remaining vested Account balance and the third installment will be one-third of the remaining vested Account balance, and so on.
     Section 4.4 Forfeitures on Separation from Service. A Participant’s Account will not be subject to forfeiture or reversion to the Company hereunder. Provided, however, to the extent specified by the Committee, the Participant’s Company Matching Contributions and Supplemental Contributions under the Plan will be subject to forfeiture upon the Participant’s Separation from Service, prior to his completion of such number of “Years of Service” as determined by the Committee, under circumstances other than any one of the following: (i) the death of the Participant while still employed; (ii) the Committee’s determination that the Participant is Disabled; or (iii) a Participant’s retirement on or after attaining age sixty-five (65). For purposes of this Section, a Year of Service means each Plan Year (commencing on and after the date of the Participant’s first day of participation in this Plan) during which the employee has completed one thousand (1,000) Hours of Service for the Employer, as defined in the Thrift Plan.
     Section 4.5 Disability and Death. Subject to the provisions of subsection 4.1(d), in the event a Participant Separates from Service due to the Participant’s Disability or if the Participant

dies or becomes Disabled before he has received his entire Account balance, the unpaid balance will be paid to the Participant, or in the event of his death to his designated beneficiary or beneficiaries, in a single lump sum within 90 days of a determination by the Committee that the Participant is Disabled or within 90 days of the Participant’s death.
(a)	Beneficiary Designations. A Participant may designate a beneficiary or beneficiaries to receive any amount payable under this Section as a result of his death. A Participant may change his designation of beneficiaries at any time by filing with the Committee a written notice of the change on a form approved by the Committee. Each beneficiary designation filed with the Committee will cancel all previously filed beneficiary designations. If no designation is in effect on the Participant’s death, or if the designated beneficiary does not survive the Participant, his beneficiary will be his surviving spouse, if any, and then his estate.

(b)	Disabled. A Participant is “Disabled” for purposes of the Plan if the Participant in question is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. A Participant who, by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than three months under an accident and health plan sponsored by an Employer will be deemed to be Disabled. The Committee will be the sole and final judge of whether a Participant is Disabled for purposes of this Plan, after consideration of any evidence it may require, including the reports of any physician or physicians it may designate.
     Section 4.6 Unforeseeable Emergency. In the event the Committee determines in its sole discretion that a Participant has experienced an Unforeseeable Emergency, all or a portion of a Participant’s vested Account may be distributed no later than 90 days following such determination, in a single lump sum payment. The Participant must submit a signed statement of the facts causing the severe financial hardship and any other information required by the Committee, in its sole discretion. Payment under this Section is subject to the following conditions:
(a)	The emergency must not be able to be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under this Plan.

(b)	The amount of the distribution must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution) and must take into account any additional compensation available due to cancellation of a deferral election under subsection 3.2(f).
     Section 4.7 Acceleration of Time of Payment. Except as provided in Section 4.6 or this Section, the time or schedule of payment of a Participant’s Account provided in Sections 4.1 through 4.5 may not be accelerated. The time and schedule of payment of a Participant’s

Account may be accelerated in the following circumstances, each of which is an “Acceleration Event,” to a time that is no later than 90 days following the Committee’s determination that one of the Acceleration Events has occurred and payment will be made in the form of a single lump sum:
(a)	Domestic Relations Order. The time or schedule of a payment from a Participant’s Account may be accelerated to make a payment to an individual other than the Participant as may be necessary to fulfill a domestic relations order (as defined in Code Section 414(p)(1)(B)).

(b)	Conflicts of Interest. The time or schedule of a payment from a Participant’s Account may be accelerated as may be necessary to comply with a certificate of divestiture (as defined in Code Section 1043(b)(2)).

(c)	Payment of Employment Taxes. The time or schedule of a payment from a Participant’s Account may be accelerated to pay the Federal Insurance Contribution Act tax imposed under Code Sections 3101, 3121(a) and 3121(v)(a), where applicable, on compensation deferred under the Plan (the “FICA Amount”) as well as to pay the income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of state or local tax laws as a result of payment of the FICA Amount; provided, however, the total payment under this paragraph (c) will not exceed the aggregate of the FICA Amount and the related income tax withholding.

(d)	Income Inclusion Under Code Section 409A. The time or schedule of a payment from a Participant’s Account may be accelerated to pay the income tax, interest and penalties imposed if the Plan fails to meet the requirements of Code Section 409A; provided, however, such payment will not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A.

(e)	Plan Termination. The time or schedule of payment or commencement of payments from a Participant’s Account may be accelerated when the Plan is terminated in accordance with one of the following:
(i)	The Company terminates the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participants’ gross incomes in the latest of:
(A)	The calendar year in which the Plan termination occurs;

(B)	The calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(C)	The first calendar year in which the payment is administratively practicable.
(ii)	The Company’s termination of the Plan within the 30 days preceding or the 12 months following a change in control event (as defined in Treasury

Regulation §1.409A-2(g)(4)(i)). For purposes of this paragraph the Plan may be terminated only if all substantially similar arrangements sponsored by the Company are terminated, so that the Participants in the Plan and all Participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated Plan and other arrangements within 12 months of the date of termination of the Plan and other arrangements.
(iii)	The Company’s termination of the Plan, provided that:
(A)	All arrangements sponsored by the Company, that would be aggregated with any terminated arrangement under Treasury Regulation §1.409A-1(c) if the Participant participated in all of the arrangements, are terminated;

(B)	No payments other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within 12 months of the termination of the arrangements;

(C)	All payments are made within 24 months of the termination of the arrangements; and

(D)	The Company does not adopt a new arrangement that would be aggregated with any terminated arrangement under §1.409A-1(c) if the same Participant participated in both arrangements, at any time within five years following the date of termination of the Plan.
(iv)	Such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.
ARTICLE V
PLAN ADMINISTRATION
     Section 5.1 Appointment of the Committee. The Committee, or a duly authorized officer or officers of the Company empowered by the Committee to act on its behalf, will be responsible for administering the Plan, and the Committee will be charged with the full power and the responsibility for administering the Plan in all its details.
     Section 5.2 Powers and Responsibilities of the Committee.
(a)	Committee Powers. The Committee will have all powers necessary to administer the Plan, including the power to construe and interpret the Plan documents; to decide all questions relating to an individual’s eligibility to participate in the Plan; to determine the amount, manner and timing of any distribution of benefits or withdrawal under the Plan; to resolve any claim for benefits in accordance with Article VI and Supplement A, and to appoint or employ advisors, including legal counsel, to render advice with respect to any of the Committee’s responsibilities under the Plan. Any construction, interpretation, or application of the Plan by the Committee will be final, conclusive and binding.

(b)	Records and Reports. The Committee will be responsible for maintaining sufficient records to determine each Participant’s eligibility to participate in the Plan, and for purposes of determining the amount of contributions that may be made on behalf of the Participant under the Plan.

(c)	Rules and Decisions. The Committee may adopt such rules as it deems necessary, desirable, or appropriate in the administration of the Plan. All rules and decisions of the Committee will be applied uniformly and consistently to all Participants in similar circumstances. When making a determination or calculation, the Committee will be entitled to rely upon information furnished by a Participant or beneficiary, the Company or the legal counsel of the Company.

(d)	Application for Benefits. The Committee may require a Participant or beneficiary to complete and file with it an application for a benefit, and to furnish all pertinent information requested by it. The Committee may rely upon all such information so furnished to it, including the Participant’s or beneficiary’s current mailing address.

(e)	Delegation. The Committee may authorize one or more officers of the Company to perform administrative responsibilities on its behalf under the Plan. Any such duly authorized officer will have all powers necessary to carry out the administrative duties delegated to such officer by the Committee.
     Section 5.3 Liabilities. The individual members of the Committee will be indemnified and held harmless by the Company with respect to any alleged breach of responsibilities performed or to be performed hereunder.
     Section 5.4 Income and Employment Tax Withholding. The Company and its Affiliates will be responsible for withholding from the Participant’s Compensation, from the contribution to the Plan, or from the distribution of the Participant’s benefit under the Plan, of all applicable federal, state, city and local taxes.

ARTICLE VI
BENEFIT CLAIMS
     While a Participant or beneficiary need not file a claim to receive his benefit under the Plan, if he wishes to do so, a claim must be made in writing and filed with the Committee. If a claim is denied, the Committee will furnish the claimant with written notice of its decision. A claimant may request a review of the denial of a claim for benefits by filing a written request with the Committee. The Committee will afford the claimant a full and fair review of such request. The claim and claim review process will be conducted in accordance with the provisions of Supplement A.
ARTICLE VIII
FUNDING AND TRANSFERS
     Section 7.1 Unfunded Status. The Plan will be maintained in such a fashion that at all times for purposes of ERISA and the Code it will be unfunded and will constitute a mere promise by the Company to make Plan benefit payments in the future. Any and all rights created under this Plan will be unsecured contractual rights against the Company.
     Section 7.2 Trust. Notwithstanding the provisions of Section 7.1, the Committee may, in its discretion, satisfy all or any part of the Company’s obligations under the Plan from a trust established by the Company in connection with the Plan or from an insurance contract, annuity or similar vehicle owned by the Company or by setting aside and investing amounts deferred under the Plan as an asset of the Company. Any such trust or other vehicle will constitute solely a means to assist the Company in meeting its promised obligations under the Plan and will not constitute a funded account within the meaning of ERISA or the Code, nor will it create a security interest for the benefit of any Participant or beneficiary. Any trust created hereunder will conform in substantially all respects to the terms of the Model Trust, as described in Revenue Procedure 92-64.
     Section 7.3 Change in Control.
(a)	Establishment of a Trust Due to Change in Control of the Company. Notwithstanding the provisions of Sections 7.1 and 7.2, upon a Change in Control of the Company, as defined in subsection 7.3(b), the Company will, as soon as possible, but in no event later than 90 days following the Change in Control, establish a trust that will substantially conform to the model trust, as described in Revenue Procedure 92-64. Upon the creation of such trust, the Company will make an irrevocable lump sum contribution to the trust in an amount that is sufficient to pay all Plan Participants and beneficiaries the benefits to which Plan Participants or their beneficiaries would be entitled pursuant to the terms of the Plan as of the date on which the Change in Control occurred.

(b)	Definition of Change in Control: A Change in Control occurs when there is a change in ownership as described in (i), a change in effective control as described in (ii) or a change in the ownership of a substantial portion of the Company’s assets as described in (iii) of this subsection 7.3(b).

(i)	Change in Ownership. A change in the ownership of the Company occurs on the date that any person, or group of persons, as defined in subparagraph (b), acquires ownership of stock of the Company that, together with stock held by the person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock.
(A)	However, if any person or group is considered to own more than 50 percent of the total fair market value or total voting power of the stock, the acquisition of additional stock by the same person or group is not considered to cause a change in the ownership of the Company.

(B)	An increase in the percentage of stock owned by any person or group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock.
(ii)	Change in the Effective Control. A change in the effective control of the Company will occur when:
(A)	Any person or group, acquires, or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person(s), ownership of stock of the Company possessing 35 percent or more of the total voting power; or

(B)	A majority of members of the Board is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

However, if any person or group is considered to effectively control the Company, the acquisition of additional control of the Company by the same person(s) is not considered to cause a change in the effective control.
(iii)	Change in the Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any person or group acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person(s), assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets immediately prior to such acquisition(s).
(A)	Gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(B)	However, there is no Change in Control under this subparagraph when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer. A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to: (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock; (ii) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (iii) a person, or group of persons, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Company or (iv) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in (iii). For purposes of this subsection, and except as otherwise provided, a person’s status is determined immediately after the transfer of the assets. For example, a transfer to a corporation in which the Company has no ownership interest before the transaction, but which is a majority-owned subsidiary of the Company after the transaction is not treated as a change in the ownership of the assets of the Company.
(iv)	Acting as a Group. For purposes of this Section, persons will not be considered to be acting as a group solely because they purchase or own stock of the Company at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock or similar business transaction with the Company. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

(v)	Exceptions. Notwithstanding the foregoing, a Change in Control of the Company (i) will not occur as a result of the issuance of stock by the Company in connection with any public offering of its stock; (ii) will not be deemed to have occurred with respect to any transaction unless such transaction has been approved or shares have been tendered by a majority of the shareholders who are not Section 16 Persons; and (iii) will not occur due to stock ownership by either the Horizon Bancorp Employees’ Stock Bonus Plan Trust, which forms a part of the Horizon Bancorp Employees’ Stock Bonus Plan, or any other employee benefit plan sponsored by the Company or an Affiliate. “Section 16(b) Person” means a person subject to potential liability under Section 16(b) of the 1934 Act with respect to transactions which involve equity securities of the Company.
ARTICLE VIII
AMENDMENT AND TERMINATION OF THE PLAN

     Section 8.1 Amendment of the Plan. The Company may amend the Plan at any time in its sole discretion. Notwithstanding the foregoing, the Company may not amend the Plan to reduce a Participant’s Account balance as determined on the day preceding the effective date of the amendment.
     Section 8.2 Termination of the Plan. The Company may terminate the Plan at any time in its sole discretion. Absent an amendment to the contrary, Plan benefits that had accrued prior to the termination will be paid at the times and in the manner provided for by the Plan at the time of the termination.
ARTICLE IX
PARTICIPATION BY AFFILIATES
     Section 9.1 Affiliate Participation. Any Affiliate may adopt the Plan and become a participating Company under the Plan by filing with the Committee:
     (a) A certified copy of a resolution of its board of directors to that effect; and
     (b) A written document signed by an authorized officer of Horizon Bancorp which indicates the consent of Horizon Bancorp to that action.
Notwithstanding any provision herein to the contrary, Horizon Bank shall automatically be a participating Company as of the Effective Date.
     Section 9.2 Horizon Bancorp Action Binding on Other Employers. As long as Horizon Bancorp is a Company under the Plan, it is empowered to act for any other Company in all matters relating to the Plan or the Committee.
ARTICLE X
MISCELLANEOUS Section 10.1 Governing Law. The Plan will be construed, regulated and administered according to the laws of the State of Indiana, without reference to that state’s choice of law principles, except in those areas preempted by the laws of the United States of America in which case the federal laws will control.
     Section 10.2 Headings and Gender. The headings and subheadings in the Plan have been inserted for convenience of reference only and will not affect the construction of the Plan provisions. In any necessary construction, the masculine will include the feminine and the singular the plural, and vice versa.
     Section 10.3 Spendthrift Clause. No benefit or interest available under the Plan will be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of a Participant or a Participant’s beneficiary, either voluntarily or involuntarily.
     Section 10.4 Counterparts. This Plan may be executed in any number of counterparts, each one constituting but one and the same instrument, and may be sufficiently evidenced by any one counterpart.

     Section 10.5 No Enlargement of Employment Rights. Nothing contained in the Plan may be construed as a contract of employment between the Company and any person, nor may the Plan be deemed to give any person the right to be retained in the employ of the Company or limit the right of the Company to employ or discharge any person with or without cause.
     Section 10.6 Limitations on Liability. Notwithstanding any other provision of the Plan, neither the Company nor any individual acting as an employee or agent of a Company will be liable to a Participant or any beneficiary for any claim, loss, liability or expense incurred in connection with the Plan, except when the same has been judicially determined to be due to the gross negligence or willful misconduct of that person.
     Section 10.7 Incapacity of Participant or Beneficiary. If any person entitled to receive a distribution under the Plan is physically or mentally incapable of personally receiving and giving a valid receipt for any payment due (unless a prior claim for the distribution has been made by a duly qualified guardian or other legal representative), then, unless and until a claim for the distribution has been made by a duly appointed guardian or other legal representative of the person, the Committee may provide for the distribution to be made to any other individual or institution then contributing toward or providing for the care and maintenance of the person. Any payment made for the benefit of the person under this Section will be a payment for the account of such person and a complete discharge of any liability of the Company and the Plan.
     Section 10.8 Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person relying on the evidence considers pertinent and reliable, and signed, made or presented by the proper party or parties.
     Section 10.9 Action by Company or Committee. Any action required of or permitted by the Company or Committee under the Plan will be by resolution of the Company’s Board or by the Committee or by a person or persons authorized by resolution of the Board or the Committee.
     Section 10.10 Severability. In the event any provisions of the Plan are held to be illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and endorsed as if the illegal or invalid provisions had never been contained in the Plan.
     Section 10.11 Information to be Furnished by a Participant. A Participant, or any other person entitled to benefits under the Plan, must furnish the Committee with any and all documents, evidence, data or other information the Committee considers necessary or desirable for the purpose of administering the Plan. Benefit payments under the Plan are conditioned on a Participant (or other person who is entitled to benefits) furnishing full, true and complete data, evidence or other information to the Committee, and on the prompt execution of any document reasonably related to the administration of the Plan requested by the Committee.
     Section 10.12 Binding on Successors. The Plan will be binding upon and inure to the benefit of the Company and its successors and assigns, and the successors, assigns, designees and estates of a Participant. The Plan will also be binding upon and inure to the benefit of any successor organization succeeding to substantially all of the assets and business of the Company, but nothing in the Plan will preclude the Company from merging or consolidating into or with, or transferring all or substantially all of its assets to, another organization which assumes the Plan and all obligations of the Company hereunder. The Company agrees that it will make appropriate provision for the preservation of a Participant’s rights under the Plan in any agreement or plan which it may enter into to effect any merger, consolidation, reorganization or transfer of assets. Upon such a merger, consolidation, reorganization, or transfer of assets and assumption of Plan obligations of the Company, the term “Company” will refer to such other organization and the Plan will continue in full force and effect.

SUPPLEMENT A
CLAIMS AND REVIEW PROCEDURES
     Section A-1 Procedures Governing the Filing of Benefit Claims. All Benefit Claims must be filed on the appropriate claim forms available from the Committee or in accordance with the procedures established by the Committee for claim purposes. The term “Benefit Claim” means a request for a Plan benefit or benefits, made by a Claimant or by an authorized representative of a Claimant, that complies with the Plan’s procedures for making benefit claims. The term “Claimant” means a Participant, a Surviving Spouse of a Participant, a Beneficiary, or an Alternate Payee, who is claiming entitlement to the payment of any benefit payable under the Plan.
     Section A-2 Notification of Benefit Determinations. The Committee will notify a Claimant, in accordance with Section A-3, of the Plan’s benefit determination within a reasonable period of time after receipt of a Benefit Claim, but not later than 90 days (45 days in the case of a Disability Claim) after receipt of the Benefit Claim by the Plan.
     If special circumstances require an extension of time for processing the Benefit Claim, the Committee will notify the Claimant of the extension prior to the termination of the initial period described above. The notice will indicate the special circumstances requiring the extension of time and the date by which the Plan expects to make the benefit determination. In no event will the extension exceed a period of 90 days from the end of the initial period.
     In the case of a Disability Claim, the extension period will not exceed 30 days, unless prior to the end of first 30-day extension period, the Committee determines that, due to matters beyond its control, a decision cannot be rendered within the extension period, in which case the period for making the determination may be extended for an additional 30 days. Every Disability Claim notice will specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, the additional information needed to resolve those issues and the Claimant’s right to provide the specified information within 45 days. If the extension is in effect due to the Claimant’s failure to submit information necessary to decide a Disability Claim, the period for making the benefit determination will be tolled from the date on which the notice of the extension is sent to the Claimant until the date on which the Claimant responds to the request for information. The term “Disability Claim” means a request for a Plan benefit made by a Claimant due to the purported Total and Permanent Disability of a Plan Participant.
     Section A-3 Manner And Content of Notification of Benefit Determinations. All notices given by the Committee will be given to a Claimant, or to his authorized representative, in a manner that satisfies the standards of 29 CFR 2520.104b-1(b) as appropriate with respect to the particular material required to be furnished or made available to that individual. The Committee may provide a Claimant with either a written or an electronic notice of the Plan’s benefit determination. Any electronic notification will comply with the standards imposed by 29 CFR 2520.104b-1(c)(1)(i), (ii), (iii) and (iv). In the case of an Adverse Benefit Determination, the notice will set forth, in a manner calculated to be understood by the Claimant:
(a)	The specific reasons for the adverse determination;

(b)	Reference to the specific Plan provisions (including any internal rules, guidelines, protocols, criteria, etc.) on which the determination is based;

(c)	A description of any additional material or information necessary for the Claimant to complete the claim and an explanation of why such material or information is necessary;
(d)	For a Disability Claim, the identification of any medical or vocational experts whose advice was obtained on behalf of the Plan in connection with Claimant’s Adverse Benefit Determination, without regard to whether the advice was relied upon; and

(e)	A description of the Plan’s review procedures and the time limits applicable to such procedures.
The term “Adverse Benefit Determination” means a denial, reduction, or termination of, or a failure to provide or make payment (in whole or in part) for, any benefit payable under the Plan.
     Section A-4 Appeal of Adverse Benefit Determinations. A Claimant who receives an Adverse Benefit Determination and desires a review of that determination must file, or his authorized representative must file on his behalf, a written request for a review of the Adverse Benefit Determination, not later than 60 days 180 days for a Disability Claim after receiving the determination.
     The written request for a review must be filed with the Committee. Upon receiving the written request for review, the Committee will advise the Claimant, or his authorized representative, in writing that:
(a)	The Claimant, or his authorized representative, may submit written comments, documents, records, and any other information relating to the claim for benefits; and

(b)	The Claimant will be provided, upon request of the Claimant or his authorized representative, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s Benefit Claim, without regard to whether those documents, records, and information were considered or relied upon in making the Adverse Benefit Determination that is the subject of the appeal.
     Section A-5 Benefit Determination on Review. All appeals by a Claimant of an Adverse Benefit Determination will receive a full and fair review by an appropriate named fiduciary of the Plan. In the case of a Disability Claim, the named fiduciary will not be: (i) the party who made the Adverse Benefit Determination that is the subject of the appeal, nor (ii) the subordinate of that party. In performing this review for a Disability Claim, the named fiduciary will take into account all comments, documents, records, and other information submitted by the Claimant (or the Claimant’s authorized representative) relating to the claim, without regard to whether the information was submitted or considered in the initial benefit determination, and will not afford deference to the initial Adverse Benefit Determination. For a Disability Claim, the named fiduciary will consult with a healthcare professional who has appropriate training and experience in the field of medicine involved in the medical judgment and who was not consulted in connection with the Adverse Benefit Determination and who is not the subordinate of such an individual if the named fiduciary believes that such a consultation is necessary to properly complete the review process.
     Section A-6 Notification of Benefit Determination on Review. The Committee will notify a Claimant, in accordance with Section A-7, of the Plan’s benefit determination on review within a reasonable period of time, but not later than 60 days (45 days in the case of a Disability Claim) after the Plan’s receipt of the Claimant’s request for review of an Adverse Benefit Determination. If, however, special circumstances require an extension of time for processing the review by the named fiduciary, the Claimant will be notified, prior to the termination of the initial 60-day (or 45 day) period, of the special circumstances requiring the extension and the date by which the Plan expects to render the Plan’s benefit determination on review, which will not be later than 120 days (90 days in the case of a Disability Claim) after receipt of a request for review. Provided, however, in the case of a Plan with a Committee or other group designated as the appropriate named fiduciary that holds regularly scheduled meetings at least quarterly, the time limit of this Section will be modified in accordance with 29 CFR 2560.503-1(i)(1)(ii) or 29 CFR 2560.503-1(i)(3)(ii), whichever is applicable.
     If the extension period is in effect for a Disability Claim but the extension is due to the Claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on review will be tolled from the date on which notification of the extension is sent to the Claimant until the date on which the Claimant responds to the request for additional information.
     Section A-7 Manner and Content of Notification of Benefit Determination on Review. The Committee will provide a Claimant with notification of its benefit determination on review in a method described in Section A-3.
     In the case of an Adverse Benefit Determination on review, the notification must set forth, in a manner calculated to be understood by the Claimant:
(a)	The specific reasons for the adverse determination on review;

(b)	Reference to the specific Plan provisions (including any internal rules, guidelines, protocols, criteria, etc.) on which the benefit determination on review is based;

(c)	A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s Benefit Claim, without regard to whether those records were considered or relied upon in making the Adverse Benefit Determination on review, including any reports, and the identities, of any experts whose advice was obtained.